EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
BSD Medical Corporation

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the amended and restated 1998 Director Stock Plan and Stock Incentive Plan of BSD Medical Corporation, of our reports, dated November 6, 2009, with respect to the financial statements of BSD Medical Corporation and the effectiveness of internal control over financial reporting of BSD Medical Corporation, which reports appear in the August 31, 2009 annual report on Form 10-K of BSD Medical Corporation filed with the Securities and Exchange Commission.

/s/ Tanner LC

Salt Lake City, Utah
April 2, 2010